Exhibit 99.1
CSB BANCORP, INC. REPORTS EARNINGS FOR FIRST QUARTER 2010
First Quarter Highlights
•	Net Income totals $737,000

•	Diluted earnings per share of $0.27

•	Return on average common equity of 6.44%

•	Return on average assets of 0.67%
Millersburg, Ohio — April 20, 2010 — CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced first quarter 2010 net income of $737 thousand, or $.27 per basic and diluted share, as compared to $896 thousand, or $.33 per basic and diluted share for the same period in 2009.
Annualized returns on average common equity and average assets for the quarter were 6.44% and 0.67%, respectively, compared with 8.20% and 0.86% for the first quarter of 2009.
Eddie Steiner, President and CEO stated, “The past quarter’s earnings were reduced by soft loan demand, an increase in nonperforming commercial loan balances, and low prevailing interest rates on loans and investment securities. While first quarter earnings are below year ago levels, the Company continues to generate consistent profitability.”
Net interest income of $3.9 million decreased $13 thousand or 0.3% from the same quarter in the prior year. Net interest margin equated to 3.78% for the quarter, as compared to 3.99% during the first quarter of 2009. Total revenue of $4.7 million decreased 1.5% compared with revenue of the prior-year first quarter.
Non-interest expense totaled $3.0 million during the quarter, a decrease of $88 thousand, or 2.8%, from first quarter 2009. The Company’s first quarter efficiency ratio was 64.8%, as compared to same quarter results in the prior year of 67.4%.
Federal income tax expense was $315 thousand for first quarter 2010, reflecting an effective tax rate of 29.9%, compared to $424 thousand for the same quarter in 2009, or 32.1%. The decrease in the effective tax rate was primarily the result of a higher proportion of tax-exempt securities in the Company’s investment portfolio.
At March 31, 2010, assets totaled $436 million, down $15 million, or 3.3%, from December 31, 2009. Securities balances declined $7 million, or 8.6% as various securities matured or were called by the issuer. Total loan balances declined $2 million, or 0.7% to $312 million at March 31. Commercial loan balances, including commercial real estate, increased $800 thousand or 0.4% during the quarter ended March 31, residential mortgage and home equity balances declined $2.2 million, or 1.9% during the quarter, while consumer installment, and other loan balances decreased $900 thousand, or 11.2%.
Net charge-offs for the quarter totaled $223 thousand, an annualized rate of 0.29% of average loan balances, as compared to $233 thousand or 0.30% during the first quarter of 2009.
As of March 31, 2010, nonperforming assets totaled $6.5 million, or 2.09% of period-end loans plus other real estate, compared with $4.3 million, or 1.37%, at the prior quarter-end. Commenting on the Company’s credit quality, Mr. Steiner noted, “Nonperforming assets have increased as difficult economic conditions continue to exert stress on some borrowers. We expect that nonperforming assets and net charge-offs will remain somewhat elevated through much of 2010. We have increased our allowance for loan losses and believe we are appropriately reserved for loss risks embedded in the loan portfolio.”
The Company’s allowance for loan losses at March 31, 2010 was 1.40% of period end loans and the Company funded $519 thousand in loan loss provision during the quarter. The ratio of allowance for loan losses to nonperforming loans stood at 70% at quarter-end.
Deposit balances totaled $326 million at quarter-end, a decrease of $3 million, or 1.0% from the prior quarter-end. Within the deposit category, non interest-bearing account balances decreased $1 million, or 2.5%. Interest bearing checking, money market and savings accounts declined $1 million, or 0.8%, during the quarter and time deposit balances decreased $1 million, or 0.6%%.
Short-term and other borrowings amounted to $62 million as of March 31, a decrease of $12 million or 16.2% from December 31 as the company repaid certain federal home loan bank advances that matured during the quarter.
Shareholders’ equity totaled $46 million on March 31, 2010 with 2.7 million common shares outstanding and a tangible equity to assets ratio of 10.1% at quarter-end. In concluding remarks, Mr. Steiner observed, “The Company’s capital and liquidity positions remain strong and provide stability to effectively meet the financial service needs of the communities we serve.”
The Company declared a common dividend of $0.18 per share during the quarter.
About CSB Bancorp, Inc.
CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $436 million as of March 31, 2010. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with fourteen banking centers in Holmes, Tuscarawas, Wayne and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands except per share data)

	Quarters
	2010	2009	2009	2009	2009
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Net interest income FTE (a)	$3,935	$4,231	$3,920	$3,884	$3,940
Provision for loan losses	519	409	293	394	241
Other income	731	769	870	780	796
Other expenses	3,041	3,191	3,188	3,210	3,129
FTE adjustment (a)	54	56	56	52	46
Net income	737	931	858	706	896
Diluted EPS	0.27	0.34	0.31	0.26	0.33

PERFORMANCE RATIOS
Return on average assets (ROA)	0.67%	0.84%	0.80%	0.67%	0.86%
Return on average common equity (ROE)	6.44%	8.04%	7.49%	6.32%	8.20%
Net interest margin FTE (a)	3.78%	4.01%	3.84%	3.88%	3.99%
Efficiency ratio	64.83%	63.51%	66.10%	68.80%	67.37%
Number of full-time equivalent employees	140	144	146	141	139

MARKET DATA
Book value/common share	$16.88	$16.76	$16.67	$16.34	$16.23
Period-end common share mkt value	14.60	15.25	15.20	16.00	14.00
Market as a % of book	86.49%	90.99%	91.18%	97.92%	86.26%
PE ratio	12.37	12.30	12.77	12.80	11.11
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18
Common stock dividend payout ratio	66.67%	52.94%	58.06%	69.23%	54.55%
Average basic common shares	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Average diluted common shares	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Period end common shares outstanding	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$39,928	$41,706	$41,569	$43,757	$38,287

ASSET QUALITY
Gross charge-offs	$289	$82	$82	$431	$290
Net charge-offs (recoveries)	223	46	(6)	398	233
Allowance for loan losses	4,356	4,060	3,697	3,398	3,402
Nonperforming assets (NPAs)	6,492	4,303	4,545	4,123	4,182
Net charge-off/average loans ratio	0.29%	0.06%	(0.01)%	0.50%	0.30%
Allowance for loan losses/period-end loans	1.40	1.29	1.17	1.07	1.07
NPAs/loans and other real estate	2.09	1.37	1.44	1.29	1.31
Allowance for loan losses/nonperforming loans	70.02	98.04	82.05	83.47	82.51

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.15%	9.73%	10.26%	10.16%	10.09%
Average equity to assets	10.44	10.45	10.68	10.56	10.50
Average equity to loans	14.89	14.54	14.38	14.06	13.91
Average loans to deposits	95.35	100.69	105.15	104.76	105.76

AVERAGE BALANCES
Assets	$444,916	$439,688	$425,439	$423,767	$421,694
Earning assets	422,487	418,737	404,629	401,966	400,356
Loans	311,789	315,168	316,149	319,421	318,325
Deposits	326,986	313,016	300,652	304,910	300,993
Shareholders’ equity	46,440	45,964	45,449	44,918	44,294

ENDING BALANCES
Assets	$435,622	$450,666	$427,391	$422,416	$422,390
Earning assets	413,771	428,301	406,054	401,558	402,011
Loans	310,900	313,482	314,717	317,880	319,425
Deposits	326,204	329,486	302,898	300,513	304,591
Shareholders’ equity	46,171	45,822	45,580	44,678	44,392
NOTES:

(a) — Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	March 31,
	2010	2009
ASSETS
Cash and cash equivalents
Cash and due from banks	$7,537,477	$7,479,007
Interest-earning deposits in other banks	29,144,457	12,072,028
Federal funds sold	0	0

Total cash and cash equivalents	36,681,934	19,551,035
Securities
Available-for-sale, at fair-value	68,263,879	65,282,581
Restricted stock, at cost	5,463,100	5,231,800

Total securities	73,726,979	70,514,381
Loans	310,899,540	319,424,751
Less allowance for loan losses	4,356,168	3,401,888

Net loans	306,543,372	316,022,863

Goodwill and core deposit intangible	2,178,672	1,965,710
Bank owned life insurance	2,879,967	2,774,893
Premises and equipment, net	8,224,107	8,368,805
Accrued interest receivable and other assets	5,386,840	3,192,356

TOTAL ASSETS	$435,621,871	$422,390,043

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$52,607,354	$42,685,916
Interest-bearing	273,596,610	261,904,865

Total deposits	326,203,964	304,590,781

Short-term borrowings	29,620,614	20,416,999
Other borrowings	32,209,756	50,590,025
Accrued interest payable and other liabilities	1,416,545	2,400,564

Total liabilities	389,450,879	377,998,369

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2010 and 2009	18,628,767	18,628,767
Additional paid-in capital	9,993,812	9,987,999
Retained earnings	21,391,250	20,127,651
Treasury stock at cost - 245,803 shares in 2010 and 2009	(5,014,541)	(5,014,541)
Accumulated other comprehensive income	1,171,704	661,798

Total shareholders’ equity	46,170,992	44,391,674

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$435,621,871	$422,390,043

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter ended
	March 31,
	2010	2009
Interest and dividend income:
Loans, including fees	$4,302,098	$4,620,756
Taxable securities	750,405	887,867
Nontaxable securities	83,840	67,997
Other	19,122	2,724

Total interest and dividend income	5,155,465	5,579,344
Interest expense:
Deposits	876,002	1,162,395
Other	398,772	523,389

Total interest expense	1,274,774	1,685,784

Net interest income	3,880,691	3,893,560
Provision for loan losses	519,160	241,072

Net interest income after provision for loan losses	3,361,531	3,652,488

Non-interest income
Service charges on deposits accounts	269,101	293,300
Trust services	141,581	114,759
Securities gains	0	116,080
Gain on sale of loans	45,724	67,569
Other	275,029	204,447

Total non-interest income	731,435	796,155
Non-interest expenses
Salaries and employee benefits	1,604,586	1,708,364
Occupancy expense	219,706	243,345
Equipment expense	126,753	133,745
Franchise tax expense	135,050	109,790
Professional and director fees	153,835	143,762
Other expenses	800,921	789,894

Total non-interest expenses	3,040,851	3,128,900

Income before income tax	1,052,115	1,319,743

Federal income tax provision	314,800	423,800

Net income	$737,315	$895,943

Net income per share
Basic	$0.27	$0.33

Diluted	$0.27	$0.33

Note: Certain prior year balances have been reclassified to conform to the current year presentation.